Exhibit 10.7

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

First Amendment to the Collaboration Agreement

This Amendment (the “First Amendment”) to the Collaboration Agreement, dated as of July 14, 2023 (the “Effective Date”), is by and between BillionToOne, Inc., having offices at 1035 O’Brien Dr., Menlo Park, California 94025 (“BTO”) and Janssen Research & Development, LLC, having offices at 920 Route 202, Raritan, New Jersey 08869 (“Janssen”). BTO and Janssen are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties have entered into a Collaboration Agreement dated January 6, 2023 (the “Agreement”);

WHEREAS, the Parties have agreed to amend the Agreement by executing this First Amendment; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations and mutual covenants herein contained, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, BTO and Janssen hereby agree to amend the Agreement as set forth in Sections A through I below:

A. The “Applicable Laws” definition shall be deleted and replaced in its entirety with the following:

“Applicable Law” or “Applicable Laws” means any and all national federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution, guidance or promulgation, the ICH E6 (R1, R2) guidelines, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, in each case, as in effect at time when, and in the countries where, the Study is being conducted, including, but not limited to cGCP and/or CLIA.

B. The “Regulatory Authority” definition shall be deleted and replaced in its entirety with the following:

“Regulatory Authority” means regulatory agencies which regulate the exploitation of Therapeutic Products or IVDs and/or the conduct of clinical studies or research programs, as applicable to this Agreement and the Services being performed including, but not limited to, the Department of Health and Human Services (“DHHS”), the FDA, the European Medicines Agency (EMA), the National Competent Authorities of the EU member states, the U.K. Medicines and Healthcare Products Regulatory Agency (MHRA), Health Canada, the Australian Therapeutic Goods Administration, the Japan Pharmaceuticals and Medical Devices Agency (PMDA), and other comparable government agencies in other countries where the Study is conducted and/or that are involved in the granting of Regulatory Approval for a drug or biologic product including the Therapeutic Products or IVDs.

C. Section 1.5.2 of the Agreement shall be deleted and replaced in its entirety with the following:

1.5.2 Janssen will make all payments to BTO under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Laws in effect at the time of payment. If Janssen determines that any such deduction or withholding will be required under Applicable Laws, it will promptly notify BTO in writing and provide documentation of the deduction or withholding for Taxes that BTO may reasonably request so that BTO may take full advantage of protections against double-taxation as may be available under Applicable Laws, including any treaties with the country whose Applicable Laws are requiring Janssen to deduct and withhold, and to whose taxation authority Janssen is paying the sums deducted and withheld from payments due to BTO. On the date of execution of this Agreement, BTO will deliver to Janssen an accurate and complete Internal Revenue Service Form W-9.

D. Section 4.2 of the Agreement shall be deleted and replaced in its entirety with the following:

4.2 As between the parties only, any deliverable or materials, including clinical samples provided by Janssen referred to in the Research Plan and any other results, reports, data, presentations, documents, prepared by BTO in the performance of Research Plan for Janssen and arising after the Effective Date, and any data use rights, copyrights and trademark rights relating thereto, but for clarity excluding rights in inventions, patent applications and patents relating thereto, shall be the property of Janssen (the “Janssen Foreground IP”); provided however, any inventions or improvements made to, and patent, trade secret and other intellectual property related to BTO’s proprietary fetal RBC antigen NIPT assay and laboratory developed test (LDT) associated therewith (the “BTO Test”) in the performance of the Research Plan, including without limitation, the contents of the validation study and associated report to be performed and provided by BTO, in all cases arising after the Effective Date, together with any and all trade secret rights, rights in inventions, patent applications, patents and any other intellectual property or proprietary rights relating thereto, shall be the property of BTO (collectively, “BTO Foreground IP”). Without limiting the foregoing, in no event will BTO Foreground IP include any trade secret right, rights in any invention, patent applications or patents or any other intellectual property or proprietary right of BTO developed or obtained before the Effective Date or at any time (i.e., before or after the Effective Date) outside of the scope of this Agreement. BTO hereby grants to Janssen a non-exclusive, non-transferable and non-sublicensable (except as otherwise expressly permitted by BTO in writing), fully paid-up license to use the BTO Foreground IP, excluding any invention or improvement to the BTO Test made during performance of the Research Plan or otherwise pursuant to this Agreement, solely for Janssen’s internal purposes to perform its obligations under this Agreement including Janssen’s submission(s) to a Regulatory Authority in respect of the compound Nipocalimab (M281). To the extent that any such BTO Foreground IP is desired for Janssen to commercialize M281 with the BTO Test, Janssen acknowledges and agrees that a further commercial use agreement will need to be negotiated and concluded with BTO. For clarity, BTO has no obligation to grant to Janssen any other rights or licenses under any BTO technology or IP whatsoever, whether or not such technology or IP comprises BTO Foreground IP (as defined above). Without limiting the generality of the foregoing, the parties acknowledge and agree that neither party intends for BTO to grant to Janssen any right or license authorizing or enabling Janssen to perform the BTO Test on its own behalf.

E. Section 6.2 of the Agreement shall be deleted and replaced in its entirety with the following:

(i) Janssen may terminate this Agreement [***].

F. Section 7.3 shall be added following Section 7.2 of the Agreement:

Section 7.3 Change of Methodology. From time to time, BTO may be required or may choose to change an existing methodology or process due to circumstances beyond its control, such as modifications or the discontinuance of existing equipment or devices. BTO may make such changes provided; however; all such changes must be reported pursuant to Applicable Laws including reporting such changes to CDRH under the IDE and to the EU National Competent Authorities or other Health Authorities. BTO shall not make any change, including implementing changes in technology that (a) adversely affects the function or performance of the Services including the Clinical Trial Laboratory Services being performed hereunder; (b) increases Janssen’s costs or fees; (c) adversely impacts any project or Research Plan; or (d) to BTO’s knowledge, after conducting a reasonable inquiry, impacts the way in which Janssen conducts its business or operations which impact Janssen considers to be adverse, in each of the foregoing cases (a) through (d) without first obtaining the approval of Janssen, which approval Janssen will consider in good faith and in timely fashion. Notwithstanding the foregoing, BTO may make temporary changes if it is unable to contact Janssen to obtain such approval after making reasonable efforts. BTO shall document and promptly report such temporary changes to Janssen. Any changes herein will require mutual written agreement of both Parties.

G. Section 9.13 shall be added following Section 9.12 of the Agreement:

Section 9.13 Anti-Corruption. Neither party shall perform any actions that are prohibited by local and other anti-corruption laws (collectively “Anti-Corruption Laws”) that may be applicable to one or both parties to the Agreement. Without limiting the foregoing, neither party shall make any payments, or offer or transfer anything of value, to any government official or government employee, to any political party official or candidate for political office or to any other third party related to the transaction in a manner that would violate Anti-Corruption Laws.

H. Exhibit A.1 shall be added following Exhibit A of the Agreement.

I. Exhibit C of the Agreement shall be deleted and replaced in its entirety with Exhibit C.

J. Effect of Amendment; Counterparts. Except as expressly modified by this First Amendment, all terms and conditions set forth in the Collaboration Agreement between the parties dated January 6, 2023, shall remain in full force and effect. This First Amendment may be executed by signatures delivered by facsimile transmission or delivered electronically in optically scanned form; and/or it may be simultaneously executed by the parties in multiple counterparts, each of which will be considered to be an original instrument, and all of which taken together, where each party has executed at least one counterpart, will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

This First Amendment of the Agreement is signed on the dates set forth below by duly authorized representatives of BTO and Janssen, respectively.

BillionToOne, Inc.		Janssen Research & Development, LLC

By:	/s/ Oguzhan Atay	By:	/s/ William Hait
Name: Oguzhan Atay		Name: William Hait
Title: Chief Executive Officer		Title: Authorized Signatory
Date: July 14, 2023		Date: July 14, 2023

Attachment:

EXHIBIT A.1: Research Plan for EU IVDR & ROW Regulatory Activities

EXHIBIT C: Protection of Personal Information

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